Exhibit 99.1

For Immediate Release	Contacts:	News Media Lisa Marie Bongiovanni 310-252-3524 LisaMarie.Bongiovanni@mattel.com	Securities Analysts Dianne Douglas 310-252-2703 Dianne.Douglas@mattel.com

MATTEL REPORTS 2010 FINANCIAL RESULTS AND DECLARES QUARTERLY DIVIDEND

Fourth Quarter Highlights

•	Worldwide net sales up 9 percent from the prior year;

•	Domestic gross sales up 11 percent and international gross sales up 6 percent;

•	Worldwide gross sales for core brands: Barbie® up 8 percent; Hot Wheels® up 1 percent; Core Fisher-Price® flat and American Girl® up 8 percent;

•	Gross margin decreased 180 basis points of net sales; SG&A decreased 10 basis points of net sales;

•	Operating income was $428.6 million compared to operating income of $417.4 million in the fourth quarter of 2009; and

•	Earnings per share of $0.89 vs. prior year of $0.89 (includes tax benefit of $0.08 per share).

Full-Year Highlights

•	Worldwide net sales up 8 percent from the prior year;

•	Domestic gross sales up 9 percent and international gross sales up 6 percent;

•	Worldwide gross sales for core brands: Barbie® up 7 percent; Hot Wheels® up 3 percent; Core Fisher-Price® down 3 percent and American Girl® up 5 percent;

•	Gross margin increased 50 basis points of net sales; SG&A decreased 130 basis points of net sales;

•	Operating income was $901.9 million compared to operating income of $731.2 million for the full-year 2009; and

•	Earnings per share of $1.86 (includes tax benefit of $0.05 per share) vs. prior year of $1.45 (includes tax benefit of $0.08 per share).

Quarterly Dividend

•	Board declares first quarter cash dividend of $0.23 per share, reflecting an annualized dividend of $0.92 per share, which represents an 11 percent increase to last year’s annual dividend.

EL SEGUNDO, Calif., February 2, 2011 – Mattel, Inc. (NASDAQ:MAT) today reported 2010 fourth quarter and full-year financial results. For the fourth quarter, the company reported net income of $325.2 million, or $0.89 per share, compared to last year’s fourth quarter net income of $328.4 million, or $0.89 per share. For the year, the company reported net income of $684.9 million, or $1.86 per share, compared to last year’s net income of $528.7 million, or $1.45 per share.

“I am pleased with our strong results for the quarter and the year, with revenue growth across brands and markets, and improved profitability,” said Robert A. Eckert, chairman and chief executive officer of Mattel. “Our priority for 2011 is to accelerate our performance by inculcating our new vision and implementing a new organizational structure; uncovering the next layer of cost cutting opportunities; generating significant cash flow; and deploying capital in a disciplined and opportunistic manner.”

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MATTEL REPORTS 2010 FINANCIAL RESULTS/PAGE 2 2 2 2

Financial Overview

For the fourth quarter, net sales were $2.12 billion, a 9 percent increase from $1.96 billion last year, and included an unfavorable impact from changes in currency exchange rates of 2 percentage points. On a regional basis, fourth quarter gross sales were up 11 percent in the U.S. and were up 6 percent in international markets, which included an unfavorable impact from changes in currency exchange rates of 5 percentage points. Operating income for the quarter was $428.6 million, or 20.2 percent of net sales.

For the year, net sales were $5.86 billion, an 8 percent increase from $5.43 billion last year, and included an unfavorable impact from changes in currency exchange rates of 2 percentage points. On a regional basis, full-year gross sales were up 9 percent in the U.S. and were up 6 percent in international markets, which included an unfavorable impact from changes in currency exchange rates of 4 percentage points. Operating income for the year was $901.9 million, or 15.4 percent of net sales, compared to the prior year of 13.5 percent of net sales.

The company’s debt-to-total-capital ratio of 31.3 percent is in line with the company’s capital and investment framework, and its year-end cash balance was $1.28 billion.

Net cash flows from operating activities were approximately $528 million, a decrease of $417 million compared with approximately $945 million in 2009. The decrease is primarily due to the decision not to factor $300 million of domestic receivables in 2010, as well as growth in accounts receivable due to increased sales volumes, and the rebuild of inventory, partially offset by higher net income. Inventory levels increased to support point of sale momentum and improve customer service levels as compared to a significant liquidation of inventories in 2009 due to economic uncertainty. Cash flows used for financing and other activities were $217 million, a decrease of $195 million, compared with $412 million in 2009, primarily reflecting proceeds from third quarter debt issuance of $500 million and lower debt maturities in 2010 of $100 million, partially offset by share repurchases of $447 million.

Mattel Girls & Boys Brands

Fourth quarter worldwide gross sales for the Mattel Girls & Boys Brands business unit were $1.27 billion, up 9 percent versus a year ago. Worldwide gross sales for the Barbie® brand were up 8 percent and worldwide gross sales for Other Girls Brands were up 29 percent. Worldwide gross

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MATTEL REPORTS 2010 FINANCIAL RESULTS/PAGE 3 3 3 3

sales for the Wheels business, which includes the Hot Wheels®, Matchbox® and Tyco R/C® brands, were down 4 percent. Worldwide gross sales for the Entertainment business, which includes Radica® and Games and Puzzles, were up 12 percent for the quarter.

For the year, worldwide gross sales for the Mattel Girls & Boys Brands business unit were $3.66 billion, or up 11 percent. Worldwide gross sales for the Barbie® brand were up 7 percent. Worldwide gross sales for Other Girls Brands were up 16 percent for the year. Worldwide gross sales for the Wheels business, which includes the Hot Wheels®, Matchbox® and Tyco R/C® brands, were down 2 percent. Worldwide gross sales for the Entertainment business, including Radica® and Games and Puzzles, were up 27 percent.

Fisher-Price Brands

Fourth quarter worldwide gross sales for the Fisher-Price Brands business unit, which includes the Fisher-Price® Core, Fisher-Price® Friends and Power Wheels® brands, were $775.8 million, up 6 percent. For the year, worldwide gross sales for the Fisher-Price Brands business unit were $2.22 billion, up 2 percent.

American Girl Brands

Fourth quarter gross sales for the American Girl Brands business unit, which offers American Girl® branded products direct to consumers, were $273.2 million, up 8 percent. For the year, gross sales for the American Girl Brands business unit were $486.6 million, up 5 percent.

Quarterly Dividend

Additionally, the Company announced today that its Board of Directors declared a first quarter cash dividend of $0.23 per share on the Company’s common stock. The dividend will be payable on March 11, 2011 to stockholders of record on February 24, 2011. The dividend is the first of four quarterly dividends the Company expects to make this year, reflecting an annualized dividend of $0.92 per share, which represents an increase of $0.09, or 11 percent versus last year’s annual dividend of $0.83 per share.

Live Webcast

Mattel will webcast its 2010 fourth quarter and full-year financial results conference call at 8:30 a.m. Eastern time today. The conference call will be webcast on the “Investors & Media” section of the company’s corporate Web site: http://corporate.mattel.com/. To listen to the live call, log on to the Web

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MATTEL REPORTS 2010 FINANCIAL RESULTS/PAGE 4 4 4 4

site at least 15 minutes early to register, download and install any necessary audio software. An archive of the webcast will be available on the company’s Web site for 90 days and may be accessed beginning two hours after the completion of the live call. A telephonic replay of the call will be available beginning at 11:30 a.m. Eastern time the morning of the call, until Tuesday, February 8, at midnight Eastern time and may be accessed by dialing (706) 645-9291. The passcode is 35308770.

Presentation slides relating to the conference call, information required by Securities and Exchange Commission Regulation G, regarding non-GAAP financial measures, as well as other financial and statistical information, will be available at the time of the webcast on the “Investors & Media” section of http://corporate.mattel.com/, under the sub-headings “Financial Information” – “Earnings Releases.”

About Mattel

Mattel, Inc. (NASDAQ:MAT - News) (www.mattel.com) is the worldwide leader in the design, manufacture and marketing of toys and family products. The Mattel family is comprised of such best-selling brands as Barbie®, the most popular fashion doll ever introduced, Hot Wheels®, Matchbox®, American Girl®, Radica® and Tyco R/C®, as well as Fisher-Price® brands, including Little People®, Power Wheels® and a wide array of entertainment-inspired toy lines. In 2011, Mattel was named as one of FORTUNE Magazine’s “100 Best Companies to Work For” for the fourth year in a row. Mattel also is ranked among Corporate Responsibility Magazine’s “100 Best Corporate Citizens” and the “World’s Most Ethical Companies.” With worldwide headquarters in El Segundo, Calif., Mattel employs approximately 31,000 people in 43 countries and territories and sells products in more than 150 nations. At Mattel, we are “Creating the Future of Play.” Follow Mattel on Facebook: www.facebook.com/mattel

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Note: This press release contains forward-looking statements relating to the Company’s priorities for 2011 and expected quarterly cash dividend payments in 2011. These forward-looking statements are based on currently available operating, financial, economic and other information and are subject to a number of significant risks and uncertainties. A variety of factors, many of which are beyond our control, could cause actual future results to differ materially from those projected in the forward looking statements. Some of these factors are described in the Company’s periodic filings with the Securities and Exchange Commission, including the “Risk Factors” section of Mattel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and Mattel’s Quarterly Reports on Form 10-Q for fiscal year 2010, as well as in Mattel’s other public statements. Mattel does not update forward-looking statements and expressly disclaims any obligation to do so.

MAT-FIN

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT I

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	For the Three Months Ended December 31,					For the Year Ended December 31,
(In millions, except per share and percentage information)	2010		2009		Yr / Yr % Change	2010		2009		Yr / Yr % Change
	$ Amt	% Net Sales	$ Amt	% Net Sales		$ Amt	% Net Sales	$ Amt	% Net Sales
Net Sales	$2,124.6		$1,955.1		9%	$5,856.2		$5,430.8		8%
Cost of sales	1,028.6	48.4%	910.9	46.6%	13%	2,901.2	49.5%	2,716.1	50.0%	7%

Gross Profit	1,096.0	51.6%	1,044.2	53.4%	5%	2,955.0	50.5%	2,714.7	50.0%	9%
Advertising and promotion expenses	249.6	11.7%	238.8	12.2%	5%	647.3	11.1%	609.8	11.2%	6%
Other selling and administrative expenses	417.8	19.7%	388.0	19.8%	8%	1,405.8	24.0%	1,373.7	25.3%	2%

Operating Income	428.6	20.2%	417.4	21.3%	3%	901.9	15.4%	731.2	13.5%	23%
Interest expense	23.9	1.1%	19.1	1.0%	25%	64.8	1.1%	71.8	1.3%	-10%
Interest (income)	(1.4)	-0.1%	(0.6)	0.0%	138%	(8.4)	-0.1%	(8.1)	-0.1%	4%
Other non-operating expense (income), net	1.3		1.9			(1.3)		7.5

Income Before Income Taxes	404.8	19.1%	397.0	20.3%	2%	846.8	14.5%	660.0	12.2%	28%
Provision for income taxes	79.6		68.6			161.9		131.3

Net Income	$325.2	15.3%	$328.4	16.8%	-1%	$684.9	11.7%	$528.7	9.7%	30%

EPS—Basic	$0.90		$0.90			$1.88		$1.45

Average Number of Common Shares	355.7		361.8			360.6		360.1

EPS—Diluted	$0.89		$0.89			$1.86		$1.45

Average Number of Common and Potential Common Shares	360.6		364.6			364.6		361.5

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT II

WORLDWIDE GROSS SALES INFORMATION (Unaudited)

	Three Months Ended December 31,				Year Ended December 31,
(In millions, except percentage information)	2010		2009		2010		2009
Worldwide Gross Sales:
Mattel Girls & Boys Brands	$1,265.2		$1,157.1		$3,660.5		$3,286.3
% Change		9%		4%		11%		-10%
Pos./(Neg.) Impact of Currency (in % pts)		-4		6		-3		-3

Fisher-Price Brands	775.8		729.7		2,220.5		2,168.2
% Change		6%		-3%		2%		-8%
Pos./(Neg.) Impact of Currency (in % pts)		-2		3		-2		-1

American Girl Brands	273.2		253.0		486.6		462.9
% Change		8%		0%		5%		0%
Other	13.2		6.4		19.0		16.9

Gross Sales	$2,327.4		$2,146.2		$6,386.6		$5,934.3

% Change		8%		0%		8%		-9%
Pos./(Neg.) Impact of Currency (in % pts)		-3		3		-2		-2

Reconciliation of GAAP to Non-GAAP Financial Measure:
Gross Sales	$2,327.4		$2,146.2		$6,386.6		$5,934.3
Sales Adjustments	(202.8)		(191.1)		(530.4)		(503.5)

Net Sales	$2,124.6		$1,955.1		$5,856.2		$5,430.8

% Change		9%		1%		8%		-8%
Pos./(Neg.) Impact of Currency (in % pts)		-2		4		-2		-2

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT III

CONDENSED CONSOLIDATED BALANCE SHEETS

	At December 31,
(In millions)	2010	2009
	(Unaudited)
Assets
Cash and equivalents	$1,281.1	$1,117.0
Accounts receivable, net	1,146.1	749.3
Inventories	463.8	355.7
Prepaid expenses and other current assets	335.6	332.6

Total current assets	3,226.6	2,554.6
Property, plant and equipment, net	484.7	504.8
Other noncurrent assets	1,706.4	1,721.2

Total Assets	$5,417.7	$4,780.6

Liabilities and Stockholders’ Equity
Short-term borrowings	$—	$2.0
Current portion of long-term debt	250.0	50.0
Accounts payable and accrued liabilities	1,048.5	968.5
Income taxes payable	51.8	40.4

Total current liabilities	1,350.3	1,060.9
Long-term debt	950.0	700.0
Other noncurrent liabilities	488.8	488.7
Stockholders’ equity	2,628.6	2,531.0

Total Liabilities and Stockholders’ Equity	$5,417.7	$4,780.6

SUPPLEMENTAL BALANCE SHEET AND CASH FLOW DATA (Unaudited)

	At December 31,
(In millions, except days and percentage information)	2010	2009

Key Balance Sheet Data:
Accounts Receivable, Net
Days of Sales Outstanding (DSO)	48	35
Total Debt Outstanding	$1,200.0	$752.0
Total Debt-to-Total-Capital Ratio	31.3%	22.9%

	Year Ended December 31,
(In millions)	2010 (a)	2009

Condensed Cash Flow Data:
Cash Flows From Operating Activities	$528	$945
Cash Flows Used For Investing Activities	(147)	(34)
Cash Flows Used For Financing Activities and Other	(217)	(412)

Increase in Cash and Equivalents	$164	$499

(a)	Amounts shown are preliminary estimates. Actual amounts will be reported in Mattel’s Annual Report on Form 10-K for the year ended December 31, 2010.